Exhibit 21.1
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                             BEACON PROPERTIES, L.P.

                              List of Subsidiaries




 1.   Beacon Construction Company, Inc. (DE)
 2.   Beacon Design Corporation (MA)
 3.   Beacon Design, L.P. (DE)
 4.   Beacon Property Management Corporation (DE)
 5.   Beacon Property Management, L.P. (DE)
 6.   Center Plaza Associates Limited Partnership (MA)
 7.   Crystal Holdings Limited Partnership(MA)
 8.   Rowes Wharf Holding, L.P. (DE)
 9.   Wellesley Holding, L.P. (DE)
10.   Wellesley Holding II, L.P. (DE)
11.   Wellesley Holding III, L.P. (DE)
12.   1333 H Street, L.P. (DE)
13.   Burlington Holding, L.P. (DE)
14.   BeaMetFed, Inc. (MD)
15.   BCN Center Plaza, LLC (DE)
16.   BCN Crystal, LLC (DE)
17.   BCN Management, LLC (DE)
18.   Beacon Properties Acquisition, LLC (DE)